[RAIT Letterhead]

July __, 2005
[Name of Non-Employee Trustee]
[Address]
Re:	Redemption of Phantom Shares Under the Phantom Share Plan

Dear      :

Earlier this year, the shareholders of RAIT Investment Trust (“RAIT”) approved an amendment to the RAIT Investment Trust 2005 Equity Compensation Plan (formerly known as the RAIT Investment Trust 1997 Stock Option Plan) (the “Equity Plan”) which, among other changes, provided that phantom shares awarded under the RAIT Investment Trust Phantom Share Plan (the “Phantom Plan”) may be redeemed as common shares of beneficial interest, par value $0.01, of RAIT (the “Shares”) that will be issued under the Equity Plan.

As a result of this amendment to the Equity Plan, the Compensation Committee of the Board of Trustees of RAIT (the “Committee”) has determined that all phantom shares awarded under the Phantom Plan will be redeemed as Shares, instead of the cash equivalent value of such Shares on the designated redemption date. The Phantom Plan and your grant agreements specifically provide the Committee with the discretion to determine after the date of grant of your phantom shares that such phantom shares may be redeemed as Shares. Therefore, upon your separation from service from RAIT, each phantom share credited to your account under the Phantom Plan will be redeemed for one Share that will be issued to you under the Equity Plan. No cash will be paid to you for the redemption of your phantom shares. This change in the form of redemption of phantom shares applies to all phantom shares that you have been awarded under the Phantom Plan. Except as described above, your grant agreements awarding you phantom shares are unchanged.

Please sign and date this letter where indicated below to acknowledge your receipt of this letter and your understanding to the change in the form of the redemption of your phantom shares under the Phantom Plan. You should keep a copy of this letter with your phantom share grant agreements.

If you have any questions regarding this change in the form of redemption of your phantom shares, please contact      at      .

Sincerely,

I hereby understand and agree that all of the phantom shares issued to me under the Phantom Plan will be redeemed for an equivalent number of Shares issued under the Equity Plan, instead of the cash value of such Shares, on the applicable redemption date.

Date:     Trustee: